CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of our report dated November 7, 2013 relating to the consolidated balance sheets of Alamogordo Financial Corp. as of June 30, 2013 and June 30, 2012 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

April 17, 2014